UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 7, 2015
GT ADVANCED TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-34133	03-0606749
(Commission File Number)	(I.R.S. Employer Identification No.)

243 Daniel Webster Highway, Merrimack, New Hampshire 03054
(Address of principal executive offices)
(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):
[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As previously disclosed in the Current Report on Form 8-K filed by GT Advanced Technologies Inc. (the “Company”), on October 6, 2014, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of New Hampshire for reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code. The Debtors’ Chapter 11 cases are being jointly administered under the caption In re GT Advanced Technologies Inc., et al, Case No. 14-11916 (HJB). Further information about the bankruptcy process is available at the Claims Agent’s website at www.kccllc.net/gtat.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 10, 2015, the board of directors (the “Board”) of the Company announced the appointment of David Keck as the Company’s Chief Executive Officer, effective immediately. Mr. Keck will succeed Thomas Gutierrez, who resigned as President and Chief Executive Officer of the Company and as a director effective August 7, 2015. Mr. Gutierrez will remain an employee of the Company until August 31, 2015 to provide for an orderly transition.
Prior to his appointment as the Company’s Chief Executive Officer, Mr. Keck, 50, had been with the company since 2006 and served as the Company’s Executive Vice President and General Manager of the Company’s Polysilicon and Photovoltaic business since March 2014. He served as Executive Vice President, Worldwide Sales and Services from January 2013 to March 2014. He served as Vice President and General Manager, Polysilicon from May 2009 to January 2013 and as Vice President, Silicon Development from April 2006 to May 2009. Prior to April 2006, he operated his own consulting business relating to the silicon industry. From 1991 to 2005, Mr. Keck was Vice President of Business Development, Plant Manager and Operations Manager at Advanced Silicon Materials Incorporated (ASIMI, now known as REC), one of the leading manufacturers of ultra-pure silicon. Prior to joining ASIMI, from 1987 to 1989, he served as a thermodynamics engineer with Lockheed Missiles & Space Corporation, where he was responsible for the design and testing for heat transfer systems in spacecraft. Mr. Keck has a degree in chemical engineering from Montana State University and a Masters of Business Administration from the University of Washington.
In connection with Mr. Keck’s appointment as the Company’s Chief Executive Officer, his base annual salary has been increased from $386,250 to $575,000.
There is no arrangement or understanding between Mr. Keck and any other person pursuant to which Mr. Keck was selected to serve as the Company’s Chief Executive Officer. There are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party and in which Mr. Keck has a direct or indirect material interest. There are no family relationships between Mr. Keck and any of the directors or officers of the Company or any of its subsidiaries.
Item 8.01 Other Events.
Effective August 10, 2015, the Board appointed Mr. Keck, Hoil Kim, the Company’s Vice President, Chief Administrative Officer and General Counsel, and Raja Bal, the Company’s Chief Financial Officer, to the newly-created Office of the Chairman, which will oversee Chapter 11 matters. The Office of the Chairman will report to the Restructuring Committee of the Board. Mr. Kim will continue to serve as the Company’s Vice President, Chief Administrative Officer and General Counsel, and Mr. Bal will continue to serve as the Company’s Chief Financial Officer.
Jeffrey Ford, a member of senior management who has been responsible for Asia sales in various roles since 2006, will be resuming responsibility for the sales of ASF furnaces, reporting into Mr. Keck.
The Company’s press release announcing the resignation of Mr. Gutierrez and the appointment of Mr. Keck to serve as the Company’s Chief Executive Officer, as well as the appointments of Messrs. Keck, Kim and Bal to the Office of the Chairman, and Mr. Ford's resumption of sales responsibility for ASF furnaces is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1	Press release issued August 10, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
GT ADVANCED TECHNOLOGIES INC.
Dated: August 10, 2015
/s/ Hoil Kim

By:	Hoil Kim

Its:	Vice President, Chief Administrative Officer, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press release issued August 10, 2015